Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CORTEXYME, INC.

Cortexyme, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

A.    The Corporation was originally incorporated, and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 20, 2012, under the name “Cortexyme, Inc.”

B.    The Certificate of Incorporation was most recently amended and restated pursuant to an Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on May 13, 2019 (the “Amended and Restated Certificate”).

C.    This Certificate of Amendment to the Amended and Restated Certificate (the “Certificate of Amendment”) was duly adopted by the Board of Directors of the Corporation without a vote of the stockholders in accordance with Sections 141 and 242 of the General Corporation Law of the State of Delaware.

Article I of the Amended and Restated Certificate is hereby amended and restated to read in its entirety as follows:

“ARTICLE I

The name of the Corporation is Quince Therapeutics, Inc.”

D.    This amendment to the Amended and Restated Certificate shall be effective at 12:00 am on August 1, 2022.

IN WITNESS WHEREOF, Cortexyme, Inc. has caused this Certificate of Amendment to be signed by a duly authorized officer of the Corporation on July 29, 2022.

Cortexyme, Inc.

By:	/s/ Ted Monohon
Ted Monohon,
Treasurer